Exhibit 10.1
September 15, 2006

Lawrence Akinsanmi, M.D., Ph.D.
3 Jewel Court
Marlboro, NJ 07746

Dear Mr. Akinsanmi:

We are pleased to extend an offer of employment to you as Vice President of Clinical Operations and Regulatory Affairs of VioQuest Pharmaceuticals Inc.

This letter (the “Letter”) shall confirm our understanding as to the terms of your employment with VioQuest Pharmaceuticals, Inc. (“the Company”).

1.
This letter is being provided to you as an offer to begin work on October 1, 2006 (“Effective Date”) as an employee of the Company and receive an annual base salary equal to $235,000, payable on a semi-monthly basis. You will be eligible for a target bonus of 20% of your base salary based on personal performance, and an additional 10% based on Company performance.

2.
You shall be entitled to receive stock options to purchase 100,000 shares of the Company’s Common Stock at a per share price equal to the greater of (a) $.65 or (b) 105% of the closing bid price of the Company’s Common Stock on the OTC Bulletin Board on the Effective Date (the “Options”) (subject to adjustment for splits and/or other capital restructuring), such Options to vest as follows:

(a) 33,000 of the Options will vest on the date that is one year from the Effective Date;
(b) 33,000 of the Options will vest on the date that is two years from the Effective Date;
(c) 34,000 of the Options will vest on the date that is three years from the Effective Date;

No other Options will vest until the first anniversary of the Effective Date. With the exception of the foregoing terms described above, all terms of the Options will be consistent with Company’s employee stock option plan to be implemented by the Company following the Effective Date. Options will only vest if you are an employee of the Company. Upon your termination, unvested options will be deemed expired.

4.	You shall be reimbursed for all of your pre-approved out-of-pocket expenses incurred in connection with the Company’s business.

5.
You will be entitled to participate in the full benefits package which includes medical, dental, life and travel insurances, as well as the Company’s 401(K) program pursuant to the group policy of the Company.

6.
Your employment shall be on an at-will basis and will be subject to the Company’s employee manual and code of ethics, confidentiality, inventions and non-compete agreement, and the CEO’s general satisfaction with your work performance. You may terminate your employment with the Company, for any reason, upon 10 days notice.

7.
You represent to the Company that your employment with the Company will not constitute a breach or other violation of any agreement or contract under which you are bound or any other obligation that you owe to any third party. You further represent that no approvals or consents are required in order for you to be employed by the Company as contemplated by this letter.

8.
Your employment with the Company will also be subject to our established policies and procedures, including the Company’s code of ethics and employee manual. In particular, you acknowledge the provisions of the employee manual set forth under the caption “Confidentiality and Intellectual Property Assignment Agreement” and agree that you will be bound by the terms of such section (as well as the other provisions of the employee manual).

9.
You agree during your term of employment with the Company and for twelve months following the end of your employment, you will not solicit the business of, interfere with, disrupt, or attempt to disrupt, the Company's business relationship with, any of its clients or investors, or solicit any of the Company's employees.

10.	You shall receive 15 business days as vacation days.

11.
Your title at the Company shall be Vice President of Clinical Operations and Regulatory Affairs, responsible for clinical trials’ development, strategy, operations, and coordinating and overseeing regulatory affairs. You will report to the Chief Medical Officer.

This offer for employment is valid until September 25, 2006. If the Company does not receive a response by you as of this date, the offer will expire.

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this letter in the space provided and returning a copy to me.

Very truly yours, VioQuest Pharmaceuticals, Inc. /s/ Daniel Greenleaf Daniel Greenleaf President and CEO

ACCEPTED & AGREED

/s/ Lawrence Akinsanmi
Lawrence Akinsanmi, M.D., Ph.D.